Exhibit 10.3

Amended and Restated

Non-Employee Director Compensation Plan

1. The following non-employee Board members will receive the following annual retainer:

(a) The non-executive chairman of the Board, if applicable, will receive a $100,000 annual retainer;

(b) The lead director of the Board, if applicable, will receive a $75,000 annual retainer;

(c) Each non-employee Board member (other than a non-executive chairman of the Board and a lead director of the Board) will receive a $60,000 annual retainer;

(d) The chairman of the Audit Committee will receive an additional $15,000 annual retainer;

(e) The chairman of the Compensation Committee will receive an additional $7,500 annual retainer; and

(f) Each chairman of each Committee of the Board (other than the chairman of the Audit Committee and the chairman of the Compensation Committee) will receive an additional $6,000 annual retainer.

2. The annual retainer amounts set forth above shall be payable quarterly in arrears on the fifth business day prior to (but not including) the last day of each calendar quarter. For each year, any such Board member may elect (by giving written notice to the Company on or before the first business day of the applicable calendar year) to receive such annual retainer in the form of shares of Common Stock of the Company, granted under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”), on the date such retainer would otherwise be payable, as described above (with the number of such shares of Common Stock being computed by taking the retainer divided by the Value (as defined below) of a share of Common Stock on the grant date). Notwithstanding the preceding sentence, any Board member who has so elected to receive such annual retainer in the form of shares of Common Stock of the Company may revoke such election for the balance of such calendar year by giving written notice to the Company at any time when such Board member is otherwise eligible to purchase and sell shares of Common Stock of the Company pursuant to the Company’s then existing trading policies and procedures with respect to such purchases and sales. This annual retainer will be pro-rated for any partial year.

4. Each non-employee Board member will receive an annual award of Common Stock under the Plan on the first trading day of the month of February as follows, with each award being fully vested as of the award date, and will otherwise be subject to the terms of the Plan:

(a) Non-executive chairman of the Board, if applicable: Shares with a Value of $45,000 on the award date; and

(b) Other non-employee Board member: Shares with a Value of $40,000 on the award date

Additional grants may be made from time to time.

5. Each new non-employee Board member joining the Board will receive, on the effective date of appointment, an initial award of shares of Common Stock under the Plan with a Value of $40,000, which shares shall be fully vested as of such date. Each new non-employee Board member will be eligible to receive the next annual award of Common Stock referred to in Section 4 above.

6. As used herein, the term “Value” means the average closing price of the Common Stock for the ten (10) trading days immediately prior to (but not including) the grant date. For purposes of this plan, when computing the number of shares of Common Stock to be issued in respect of any payment resulting in a fractional share, the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

7. No member of the Board will receive any fees for attending any meetings of the Board or its committees.

8. Each non-employee Board member and each member of a Board committee will be reimbursed for any out-of-pocket expenses reasonably incurred by him or her in connection with services provided in such capacity.

9. Each non-employee Board member shall be required to hold shares of Common Stock with a Fair Market Value (as defined in the Plan) equal to four (4) times the amount of the annual cash retainer payable to directors as set forth in Section 1(b) above. All shares of Common Stock bought by the director or an immediate family member residing in the same household, all shares held in trust for the benefit of the director or his or her family, and all shares granted under the Company’s equity compensation plans shall count towards the satisfaction of these requirements.

Each non-employee Board member shall be required to attain such ownership within five years of joining the Board, or in the case of directors serving as of January 1, 2013, by January 1, 2018, and to continue to meet such requirements as of every December 31 of each successive year. If, following the fifth anniversary of joining the Board (or January 1, 2018 in the case of directors serving as of January 1, 2013), the Fair Market Value (as defined in the Plan) of the Common Stock decreases such that the director is no longer in compliance with these requirements, the director shall not be required to acquire any additional shares of Common Stock.

In the event that a director fails to comply with these share ownership requirements, he or she shall be required to tender his or her resignation from the Board, in which case the Board shall, in its discretion, determine whether or not to accept such resignation.

Effective February 25, 2015

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